UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2022

WestRock Company
(Exact name of registrant as specified in charter)

Delaware	001-38736	37-1880617
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1000 Abernathy Road, Atlanta, Georgia	30328
(Address of principal executive offices)	(Zip Code)

(770) 448-2193
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	WRK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).  Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Effective September 30, 2022, WestRock Company, a Delaware corporation (the “Company”), adopted the WestRock Company Executive Severance Plan (the “New Plan”), which amends and restates the Company’s Executive Severance Plan, dated April 5, 2019.  The New Plan is intended to (1) provide a market-based severance program to recruit and retain executives on competitive terms, (2) consolidate and standardize the Company’s current severance practices for existing executives, and (3) enhance protections for the Company in connection with executive transitions.  Specified Company executives and certain other leaders whose participation in the New Plan has been approved by the Compensation Committee of the Company’s Board of Directors, including each of the Company’s named executive officers, are eligible to participate in the New Plan, provided they have entered into a restrictive covenant agreement with the Company and, where applicable, waived all severance benefits under any other agreement with the Company (each such executive or other leader, a “plan participant”).

A plan participant would receive benefits under the New Plan only if the plan participant’s employment is involuntarily terminated by the Company for a reason other than (i) Cause (as defined in the New Plan), (ii) termination of employment after the plan participant has qualified to receive long-term disability benefits under a Company plan or (iii) termination of employment after the plan participant’s extended absence from which such participant has failed to return in accordance with the terms of any Company leave policy.  A plan participant’s retirement, death or voluntary termination would not result in payment of any benefits under the New Plan.  In addition, the New Plan provides that if a plan participant becomes entitled to benefits under a change in control severance agreement, such benefits would be in lieu of, and not in addition to, benefits under the New Plan.

The New Plan includes the severance benefits described below for our named executive officers following an eligible termination:

●
Severance pay equal to base salary and target short-term incentive plan bonus for 24 months in the case of the Chief Executive Officer and 18 months in the case of executives reporting directly to the Chief Executive Officer (each such period, a “Severance Period”), paid ratably over the course of the Severance Period; and

●
Subsidized group health benefits during the Severance Period if the plan participant or such participant’s dependents maintained coverage under the Company’s group health benefits for at least 60 days immediately preceding an eligible termination.

Benefits under the New Plan are expressly conditioned upon a plan participant’s execution of a separation agreement and release and compliance with restrictive covenants. Plan participants would be eligible to receive other benefits on account of termination of their employment solely to the extent provided under other applicable Company employee benefit plans and policies.  The New Plan may be amended or terminated by the Company at any time.

The foregoing summary of the New Plan does not purport to be complete and is subject to and qualified in its entirety by reference to the New Plan, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.  The following items are filed as exhibits to this report.

Exhibit No.	Description
10.1	WestRock Company Executive Severance Plan, effective as of September 30, 2022.

104	The cover page of this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTROCK COMPANY
(Registrant)

Date: October 6, 2022	By:	/s/ Denise R. Singleton
Denise R. Singleton
Executive Vice President, General Counsel and Secretary